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FOR IMMEDIATE RELEASE                              Contacts:  Richard S. Kolodny
                                                   Vice President,
GRAHAM-FIELD HEALTH PRODUCTS, INC.                 General Counsel

400 RABRO DRIVE EAST                               Gary M. Jacobs
                                                   Vice President, Finance
HAUPPAUGE, NEW YORK   11788                        Chief Financial Officer

                                 (516) 582-5900

                       GRAHAM-FIELD HEALTH PRODUCTS, INC.
                      ACQUIRES FUQUA ENTERPRISES, INC. AND
                           INCREASES CREDIT LINE WITH
                       IBJ SCHRODER BUSINESS CREDIT CORP.



HAUPPAUGE, NEW YORK, December 31, 1997--Graham-Field Health Products, Inc. (NYSE-GFI), a manufacturer and supplier of healthcare products, announced that it has acquired Fuqua Enterprises, Inc. under the terms of the Agreement and Plan of Merger dated as of September 5, 1997 and amended as of September 29, 1997. As a result of the merger, Fuqua has become a wholly-owned subsidiary of Graham-Field. Stockholders of Fuqua will receive 2.1 shares of Graham-Field common stock in a tax-free exchange for each share of common stock of Fuqua. Immediately prior to the merger, there were 4,482,709 shares of Fuqua common stock outstanding.

The merger will position Graham-Field as one of the leading suppliers of durable medical products in the healthcare industry. Graham-Field's distribution network and advanced


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technology systems will provide significant growth opportunities for Fuqua's proven manufacturing capabilities and well-established product lines. With a long history of providing customers with quality healthcare products, Basic American, Lumex and Prism are established brands representing leading names to long-term, home health and acute care customers. Fuqua is among the leading suppliers of many of its product lines, including long-term care medical beds, specialty seating products, bathroom safety products, obstetrical vacuum pumps and heat and cold packs. Basic American is one of the leading single source providers of patient room furnishings to long-term and extended care facilities in the United States. Integration and cross-selling opportunities will present significant growth opportunities for Graham-Field. Graham-Field will be able to use existing Fuqua relationships to cross-sell products to nursing home customers, a virtually untapped marketplace for Graham-Field.

As part of the merger, Graham-Field will also be acquiring Irving Tanning Company, a subsidiary of Fuqua with revenues of approximately $135 million. While Irving Tanning is an excellent company with a strong management team, it does not fit into the long-term strategic business plans of Graham-Field. Graham-Field will treat Irving Tanning as an asset held for sale and will not consolidate its revenues or earnings going forward.

According to Irwin Selinger, Chairman of the Board and Chief Executive Officer of Graham-Field, "the strategic combination of Graham-Field and Fuqua will position the combined enterprise as a leading provider of durable medical equipment products by significantly expanding our presence with long-term care customers and solidifying our strong position in the home healthcare industry. The acquisition is accretive to earnings and strengthens our balance sheet. Equally important, there are a variety of synergies that will reduce costs and help us service our customers even more efficiently."

J. Rex Fuqua, the Chairman of the Board of Fuqua, stated that "we believe that the combination of these two companies will prove to be of major benefit to our stockholders. The healthcare


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industry is rapidly consolidating and customers are seeking providers that can supply all their medical equipment and supply needs from one source. This combination creates a stronger and more formidable company which will be positioned to capitalize on the growth opportunities and the rapidly changing healthcare industry." Mr. Fuqua will join the Board of Directors of Graham-Field following completion of the merger.

Graham-Field also announced that it has increased its credit line from $75,000,000 to $100,000,000 under its Senior Secured Revolving Credit Facility with IBJ Schroder Business Credit Corp. Under the terms of the Credit Facility, borrowings will bear interest at the bank's prime rate or 1.625% above LIBOR, representing a decrease in Graham-Field's borrowing rate of approximately .625%. The increase in available borrowings under the Credit Facility will be used to refinance certain indebtedness of Fuqua, provide for the nationwide roll-out of the Graham-Field Express Program and for the ongoing working capital needs of Graham-Field. The Credit Facility will continue to be secured by the assets of Graham-Field, as well as secured by the assets of the medical product operations of Fuqua.

Irwin Selinger, Chairman of the Board and Chief Executive Officer, stated "the increase in available borrowings under the Credit Facility will enable us to grow our existing revenue base, and expand our Graham-Field Express Program to additional locations throughout the United States. We are pleased with the decrease in our borrowing rate, which reflects the strength of our balance sheet and our record revenue and earnings growth during 1997."


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Graham-Field manufactures, markets and distributes more than 30,000 healthcare products for hospital, physician and home use to approximately 18,500 home healthcare, physician, hospital supply and pharmaceutical distributors, retailers and wholesalers.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This press release contains forward-looking statements based on current expectations that could be affected by the risks and uncertainties involved in Graham-Field's business. These risks and uncertainties include, but are not limited to, the effect of economic and market conditions, the impact of the consolidation of health care practitioners, the impact of health care reform, opportunities for acquisitions and Graham-Field's ability to effectively integrate acquired companies, the acceptance and quality of software products, acceptance and ability to manage operations in foreign markets, possible disruptions in Graham-Field's computer systems or telephone systems, possible increases in shipping rates or interruptions in shipping service, the level and volatility of interest rates and currency values, the impact of current or pending legislation and regulation, as well as the risks described from time to time in Graham-Field's reports to the Securities and Exchange Commission, which include Graham-Field's Annual Report on Form 10-K/A for the year ended December 31, 1996 and Graham-Field's Registration Statement on Form S-4 dated as of December 19, 1997. Subsequent written or oral statements attributable to Graham-Field or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements in this press release and those in Graham-Field's reports previously filed with the Securities and Exchange Commission.




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